Exhibit 99.1

Speedus Announces Nasdaq Notification

June 22, 2007 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced that on June 19, 2007 the Company received a letter from the Nasdaq Stock Market informing the Company that it will have 180 days, or until December 17, 2007, to regain compliance with Marketplace Rule 4310(c)(4), which requires the Company to maintain a minimum closing bid price of $1.00 per share. For the 30 consecutive business days prior to June 19, 2007, the bid price of the Company’s common stock closed below $1.00 per share. This letter has no effect on the listing of the Company’s common stock at this time.

If at any time before December 17, 2007 the closing bid price of the Company’s common stock is $1.00 or more per share for a minimum of 10 consecutive business days, the Company will have complied with the minimum bid requirement. If the Company is unable to demonstrate compliance with the minimum bid price requirement by December 17, 2007, Nasdaq will notify the Company that its common stock will be delisted from the Nasdaq Stock Market. At that time, the Company may appeal the decision to a Nasdaq Listing Qualifications Panel.

The Company is considering all available options in order to maintain its listing on Nasdaq, including seeking shareholder approval for a reverse stock split.

About Speedus Corp.

Speedus is a pioneer in wireless broadband, owning both wireless spectrum and a portfolio of broadband IP. Speedus also holds controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc.

Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.